EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investors: Sheree Aronson, Corporate Vice President, Investor Relations and Corporate Communications (714) 247-8290 sheree.aronson@amo-inc.com	Media: Steve Chesterman, Manager, Corporate Communications (714) 247-8711 steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES NOTE PURCHASE

(SANTA ANA, CA), October 20, 2008—Advanced Medical Optics, Inc. (AMO) [NYSE: EYE] today announced that the company purchased approximately $124 million aggregate principal amount of its 3.25% convertible senior subordinated notes due 2026 for approximately $51.8 million and approximately $57 million aggregate principal amount of its 2.50% convertible senior subordinated notes due 2024 for approximately $45.3 million. These repurchases were consummated pursuant to privately negotiated transactions with holders of the notes that had previously contacted the company. The company funded these repurchases by drawing approximately $97 million on its senior revolving credit facility.

On September 26, 2008, the company’s total debt outstanding was approximately $1.54 billion. Taking into account the draw down on the revolver and the bond purchases, AMO achieved a net reduction in its total debt of approximately $84 million. The company also has nearly $200 million in remaining borrowing capacity under its senior revolving credit facility.

“Through these actions, AMO was able to take advantage of favorable bond pricing and reduce total debt levels,” said Jim Mazzo, AMO chairman and chief executive officer. “We intend to continue to take proactive steps to use our cash flows and other funding sources to efficiently accelerate our debt reduction.”

The company does not intend to purchase any additional convertible notes at this time, but may do so from time to time, at prevailing market prices, through open market purchases or privately negotiated transactions.

About Advanced Medical Optics (AMO)

AMO is focused on providing the full range of advanced refractive technologies and support to help eye care professionals deliver optimal vision and lifestyle experiences to patients of all ages. Products in the cataract line include monofocal intraocular lenses (IOLs), phacoemulsification systems, viscoelastics, and related products used in ocular surgery. AMO owns or has the rights to such product brands as Tecnis®, Clariflex® and Sensar® IOLs; Sovereign®, Sovereign® Compact and WhiteStar SignatureT phacoemulsification systems with WhiteStar® technology; Healon® viscoelastics and the Baerveldt® glaucoma shunt. Products in the refractive line include wavefront diagnostic devices, femtosecond lasers and associated patient interface devices; excimer laser vision correction systems and treatment cards, and refractive implants. AMO brands in the refractive business include iDesignT, iFST, Star S4 IR®, WaveScan Wavefront®, Advanced CustomVueT, IntraLase®, IntraLasik® and ReZoom®, Tecnis® Multifocal and Verisyse® IOLs. Products in the eye care line include disinfecting solutions, enzymatic cleaners, lens rewetting drops and artificial tears. Among the eye care product brands the company possesses are COMPLETE®, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total CareT and blink® branded products. AMO is based in Santa Ana, California, and employs approximately 4,000 worldwide. The company has operations in 30 countries and markets products in approximately 60 countries. For more information, visit the company’s Website at www.amo-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements about AMO, including statements by Mr. Mazzo and statements regarding the company’s intentions for future purchases of convertible notes. All forward-looking statements in this press release represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors including risks associated with the company’s ability to continue to generate sufficient cash from operations and obtain other funding sources to reduce debt, risks associated with current credit market volatility, risks and uncertainties related to the company’s business, the impact of current economic trends, as well as continued favorable bond pricing in the market place. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements. Additional information concerning these and other risk factors may be found in previous press releases issued by AMO and AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “risk factors” in AMO’s 2007 form 10-K filed in March 2008. Copies of press releases and additional information about AMO are available at www.amo-inc.com.

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